Prudential Institutional Liquidity Portfolio, Inc.
Gateway Center Three
100 Mulberry Street, 9th Floor
Newark, NJ 07102-4077



			June 26, 2009

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Re:   Rule 24f-2 Notice for Prudential Institutional Liquidity
Portfolio, Inc.


		File Nos. 033-17224and 811-05336

	On behalf of the Prudential Institutional Liquidity Portfolio, Inc. enclosed for filing under the Investment Company Act of 1940 is one copy of the Rule 24f-2 Notice. This document has been filed using the EDGAR system. Should you have any questions, please contact me at (973) 367-7503.

Very truly yours,
						/s/_Grace C. Torres
					            Grace C. Torres
						Treasurer